SUBSTITUTE POWER OF ATTORNEY


I, Mark J. Casey, the undersigned, by a Power of Attorney dated April 15, 2014 (the "POA"), was appointed to act as the true and lawful attorney-in-fact for and on behalf of Peter J. Valenti, III in his capacity as the Division President - Breast Health (the "Executive Officer") of Hologic, Inc. (the "Company") to do and perform any and all acts for and on behalf of the Executive Officer which may be necessary or desirable to complete and execute any Forms 3, 4, or 5, complete and execute any amendment(s) thereto, and timely file such form(s) with the United States Securities and Exchange Commission and any stock exchange or similar authority.

As authorized in the POA, I hereby delegate all of the powers contained therein to each of Robert W. McMahon, Anne M. Liddy and Alisha
Hankins, individually and signing singly, to act as the Executive
Officers?s true and lawful substitute attorney-in-fact.

Further, the undersigned hereby ratifies all acts, deeds and things, which any substitute attorney-in-fact will lawfully do and execute in pursuance of the powers granted herein.

This Substitute Power of Attorney shall remain in full force and effect until revoked by the undersigned, the POA is revoked or the Executive Officer is no longer required to file Forms 3, 4, and 5 with respect to the Executive Officer's holdings of and transactions in securities issued by the Company.

IN WITNESS WHEREOF, the undersigned has caused this Substitute Power of Attorney to be executed as of this 15th day of December, 2014.




/s/Mark J. Casey
Attorney-in-fact